Exhibit 19.1
OPEN TEXT CORPORATION
(the “Company”)

INSIDER TRADING POLICY
1)Introduction
Open Text Corporation (the “Company”) encourages all employees, officers, directors to become shareholders of the Company on a long-term investment basis. These individuals will from time to time become aware of corporate developments or plans or other information that may affect the value of the Company’s securities before these developments, plans or information are made public. Trading securities of the Company while in possession of such information before it is generally disclosed, or disclosing such information to third parties before it is generally disclosed (known as “tipping”), may expose an individual to criminal prosecution or civil lawsuits. Such action will also result in a lack of confidence in the market for the Company’s shares, harming both the Company and its shareholders. Accordingly, the Company has established this Policy to assist its employees, consultants, officers and directors in complying with the prohibitions against trading and tipping.
The procedures and restrictions set forth in this Policy with respect to the trading of securities by OpenText Personnel (as defined below) present only a general framework within which OpenText Personnel may purchase and sell securities without violating applicable securities laws. OpenText Personnel have the ultimate responsibility for complying with applicable securities laws and should obtain additional guidance, including independent legal advice, as circumstances dictate appropriate.
The Company’s Board of Directors will designate one or more individuals from time to time as Insider Trading Policy Administrators for the purpose of administering this Policy. At the date hereof, the designated Insider Trading Policy Administrators are the Chief Financial Officer of the Company and if not available, the Chief Executive Officer of the Company and if not available, a member of the Legal Department. The Insider Trading Policy Administrators may seek and retain accounting, legal or other expert advice, at the expense of the Company, in respect of any issue within the scope of their authority including the interpretation and application of this Policy. This Policy will be reviewed periodically by the Corporate Governance and Nominating Committee of the Board of Directors.
2)Application
The following persons are required to observe and comply with this Policy:
•All directors, officers and employees of, and any person retained by or engaged in business with, the Company or its subsidiaries; and
•Partnerships, trusts, corporations, R.R.S.P.’s and similar entities over which any of the above-mentioned individuals exercise control or direction.
For the purposes of this Policy, the persons listed above are collectively referred to as “OpenText Personnel”. Any trades in securities beneficially owned, or over which direction or control is exercised, by OpenText Personnel will be subject to this Policy. OpenText Personnel should carefully consider whether trades of securities held by family members, holding companies or trusts are subject to this Policy. For the purpose of this Insider Trading Policy, all references to trading in securities of the Company is deemed to include (i) the exercise of stock options granted under the Company’s stock option plan and any other shares acquired pursuant to any Company benefit plan or arrangement and (ii) any derivatives-based, monetization, non-recourse loan or similar arrangement that changes the Insider’s economic exposure to or interest in securities of the Company and which may not necessarily involve a sale, or any other transaction or arrangement that is required to be reported by an insider in accordance with the Canadian Securities Administrator’s Multilateral Instrument 55-103 – Insider Reporting for Certain Derivative Transactions (Equity Monetization) (“MI 55-103”).
3)Inside Information
“Inside Information” means:
•A change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of the securities of the Company (which includes any decision to implement such a change by the Board of Directors or by senior management who believe that confirmation of the decision by the Board of Directors is probable);
•A fact that would reasonably be expected to have a significant effect on the market price or value of the securities of the Company; or
•Any information which is not generally available to the public that a reasonable investor would be likely to consider important in deciding whether to buy, hold or sell securities of the Company, in each case, which has not been generally disclosed.
Examples of information that may constitute Inside Information are set out in Schedule “A” attached hereto. Subject to section 6(c) of this Policy that requires certain OpenText Personnel to pre-clear trades in securities of the Company, it is the responsibility of any OpenText Personnel contemplating a trade in securities of the Company to determine prior to such trade whether he or she is aware of any information that constitutes Inside Information. If in doubt, the individual should consult with the Insider Trading Policy Administrators.
4)Trading on Inside Information
OpenText Personnel must not purchase, sell or otherwise trade securities of the Company with the knowledge of Inside Information until:
•The opening of the market on the second trading day on Nasdaq following the disclosure to the public of the Inside Information, whether by way of press release or a filing made with securities regulatory authorities; or
•The Inside Information ceases to be material (e.g. a potential transaction that was the subject of the information is abandoned, and either OpenText Personnel are so advised by the Insider Trading Policy Administrators or such abandonment has been generally disclosed).
5)No Speculating, Short-Selling, Puts and Calls
Trading in securities of the Company by OpenText Personnel with access to Inside Information may give rise to actual or perceived contraventions of applicable securities laws and/or inappropriate conflicts of interest. To assist OpenText Personnel in undertaking trades of securities that do not result in such contraventions or conflicts, OpenText Personnel are prohibited from, directly or indirectly, undertaking any of the following activity:
•Speculating in securities of the Company, which may include buying with the intention of quickly reselling such securities, or selling securities of the Company with the intention of quickly buying such securities (other than in connection with the acquisition and sale of shares issued under the Company’s stock option plan or any other Company benefit plan or arrangement);
•Short selling a security of the Company or any other arrangement that results in a gain only if the value of the Company’s securities declines in the future;
•Selling a “call option” giving the holder an option to purchase securities of the Company; and
•Buying a “put option” giving the holder an option to sell securities of the Company.

6)Restrictions on Trading of the Company’s Securities

1) Scheduled Black-out Periods
No person that is required to file a Trade Notice with the Insider Trading Policy Administrators shall trade in securities of the Company during the period commencing on the 15th day of the last month of each fiscal quarter and ending at the opening of the market on the second trading day on Nasdaq following the date on which a press release has been issued in respect of the Company’s interim or annual financial results (otherwise known as a “Black-Out Period”).
2)Extraordinary Black-out Periods
Additional extraordinary black-out periods may be prescribed from time to time by the Insider Trading Policy Administrators at any time at which it is determined there may be undisclosed Inside Information concerning the Company that makes it inappropriate for individuals required to file a Trade Notice with the Insider Trading Policy Administrators to be trading. In such circumstances, the Insider Trading Policy Administrators will issue a notice instructing these individuals not to trade in securities of the Company until further notice. The fact that an extraordinary black-out period has been prescribed is itself Inside Information that should not be disclosed to or discussed with anyone.
3)Trading Pre-Clearance
To assist each of the OpenText Personnel specified below in avoiding undertaking any trade in securities of the Company that may contravene or be perceived to contravene applicable securities laws, these individuals are required to notify the Insider Trading Policy Administrators of any proposed trade of securities of the Company in order to confirm that there is no Inside Information that has not been generally disclosed:
•The Chief Financial Officer;
•An employee who reports directly to the Chief Executive Officer, President, Chief Operating Officer or Chief Financial Officer;
•All Vice Presidents
•All members of the Sales staff who are Regional Director or Country Directors;
•All members of the Finance staff who report directly to the Chief Financial Officer;
•All members of the Finance staff who report directly to direct reports of the Chief Financial Officer;
•All administrative assistants of the above individuals;
•All members of the Company’s Board of Directors; and
•An individual that is notified by the Insider Trading Policy Administrators that the individual’s trades in securities of the Company will be subject to pre-clearance in accordance with this Policy.
Such notification shall be made by filing a Trade Notice in the form of Schedule B with the Insider Trading Policy Administrators. No such individual shall undertake a trade in securities of the Company until notified in writing by the Insider Trading Policy Administrators that the individual may proceed with the trade referred to in the Trade Notice. The Insider Trading Policy Administrators will attempt to notify any individual that has filed a Trade Notice in accordance with this Policy within one business day after the time of filing the Trade Notice as to whether the Company reasonably anticipates that any proposed trade will contravene applicable securities laws and/or this Policy, and if so, that the proposed trade may not be undertaken. Notwithstanding the above, if an individual that has filed a Trade Notice has not received a response from the Insider Trading Policy Administrators, the individual may not proceed with such trade. Individuals are reminded that they may not trade in securities of the Company if they have knowledge of Inside Information, whether or not the Insider Trading Policy Administrators have provided any notification to the individual in respect of a proposed trade.
7)Prohibition Against Tipping
OpenText Personnel are prohibited from communicating Inside Information to others other than in the necessary course of business. If any OpenText Personnel has any doubt with respect to whether any information is Inside Information or whether disclosure of Inside Information is required in the necessary course of business, the individual is required to contact the Insider Trading Policy Administrators. Inside Information is to be kept strictly confidential by all OpenText Personnel until after it has been generally disclosed.
8)Securities of Other Companies
In the course of the Company’s business, OpenText Personnel may obtain information about another publicly traded company that has not been generally disclosed. Securities laws generally prohibit trading in securities of that company while in possession of such information or communicating such information to another person. The restrictions set out in this Policy apply to all OpenText Personnel with respect to both trading in the securities of another company while in possession of such information, and communicating such information.
9)Reporting Requirements
The directors and “senior officers” (as defined in applicable securities laws) of the Company and its subsidiaries are “Insiders” under applicable securities laws. If you are uncertain as to whether you are an Insider, you must contact the Insider Trading Policy Administrators. Insiders are required to file reports with Canadian provincial securities regulators pursuant to the electronic filing system known as SEDI of any direct or indirect beneficial ownership of, or control or direction over, securities of the Company and of any change in such ownership, control or direction. In addition, pursuant to this Insider Trading Policy, such Insiders are required to report trades and transactions in accordance with MI 55-103. It is the responsibility of each Insider to comply with these reporting requirements, and Insiders are required to provide the Insider Trading Policy Administrators with a copy of any insider report completed by the Insider concurrent with or in advance of its filing. The Company will assist any Insider in the preparation and filing of insider reports upon request.
10)Penalties and Civil Liability
The applicable securities laws that impose trading and tipping prohibitions also impose substantial penalties and civil liability for any breach of those prohibitions. The following is a brief summary:
•Criminal fines of up to Cdn $5,000,000 and three times the profit made or loss avoided.
•Prison sentence of up to ten years.
•Civil liability of up to three times the profit made or loss avoided by reason of the contravention.
Where a company is found to have committed an offence, the directors, officers and/or supervisory personnel of the company may be subject to the same or additional penalties.
11)Enforcement
All directors, officers, employees and consultants of the Company and its subsidiaries will be provided with access to this Policy via Launchforce and be required to acknowledge that they have read this Policy and agree to abide by its terms. It is a condition of their appointment or employment that each of these individuals at all times abide by the standards, requirements and procedures set out in this Policy unless a written authorization to proceed otherwise is received from the Insider Trading Policy Administrators. Any such individual who violates this Policy may face disciplinary action up to and including termination of his or her employment or appointment with the Company without notice. The violation of this Policy may also violate certain securities laws.

SCHEDULE “A”
EXAMPLES OF INSIDE INFORMATION
The following matters may constitute Inside Information:
•Proposed changes in capital structure including stock splits and stock dividends
•Proposed or pending financings
•Material increases or decreases in the amount outstanding of securities or indebtedness
•Proposed changes in corporate structure including amalgamations and reorganizations
•Proposed acquisitions of other companies including take-over bids or mergers
•Material acquisitions or dispositions of assets
•Material changes or developments in products or contracts which would materially affect earnings upwards or downwards
•Material changes in business of the Company
•Changes in executive management or control of the Company
•Bankruptcy or receivership
•Changes in the Company’s auditors
•The financial condition and results of operations of the Company
•Indicated changes in revenues or earnings upwards or downwards of more than recent average size
•Material legal proceedings
•Defaults in material obligations
•The results of the submission of matters to a vote of securityholders
•Material transactions with directors, officers or principal securityholders

SCHEDULE “B”
TRADE NOTICE
TO:
FROM:
RE:        Open Text Corporation Insider Trading Policy
DATE:
I propose to [BUY][SELL] (please select one) securities of Open Text Corporation (“Open Text” or the “Company”) in the amount of up to______________ shares. In accordance with the Company’s Insider Trading Policy (the “Policy”), I hereby certify that:
1.I have read and understand the Policy.
2.I do not have knowledge of Inside Information (as defined in the Policy) which has not been disclosed to the public.
3.I understand that I may not buy and sell Open Text stock during the period (the “Black-out Period”) beginning at the closing of the market, as applicable, on the 15th day of the last month of each fiscal quarter and ending at the opening of the market on the second trading day on Nasdaq following the date on which a press release has been issued in respect of the Company's interim or annual financial results.
4.I understand that the trade referred to in this Notice may not be completed until I am notified by the Insider Trading Policy Administrators designated under the Policy that I may proceed with the trade.

5.The trade referred to in this Notice will not be completed after the commencement of the Black-Out Period that follows the date of filing of this Notice.

6.I understand that the Trading Window may be “closed” at any time at which it is determined there may be undisclosed Inside Information concerning Open Text that makes it inappropriate for Open Text Personnel to be trading. I understand that the fact that the Trading Window has been “closed” is itself Inside Information that should not be disclosed to or discussed with anyone.

DATE: _________________            ____________________________________

                        TITLE: ______________________________